EXHIBIT 99.1

CHARLES J. HINKATY APPOINTED TO PRESTIGE BRANDS HOLDINGS
 BOARD OF DIRECTORS

Irvington, NY, May 17, 2010—Charles J. Hinkaty has been appointed to the Board of Directors of Prestige Brands Holdings, Inc. (NYSE-PBH), a consumer products company with a diversified portfolio of well-known brands in over-the-counter healthcare, household cleaning and personal care categories.

Mr. Hinkaty brings almost forty years of executive experience in consumer products to the board. Most recently, he served as President and CEO of Del Laboratories, Inc. where he was for twenty-three years. His background also includes a long career with Bristol-Myers Squibb, Inc. in marketing, acquisitions, licensing, strategic planning, and business development.

“Charlie has a wealth of experience in the over-the-counter industry,” said Matthew M. Mannelly, President and CEO of Prestige Brands. “He adds a breadth of valuable experience to our board in a number of key areas.  We look forward to his counsel, and are delighted to welcome him to the board.”

His past professional affiliations include having served as Chairman of the Consumer Healthcare Products Association, one of the industry’s leading trade organizations.  Mr. Hinkaty holds a B.S and an M.S. from Polytechnic Institute of New York University, and currently serves as a Trustee.

Among the products marketed by Prestige Brands are Comet® cleanser, Chloraseptic® sore throat treatment, Compound W® wart remover, Clear Eyes® eye care products, and the Little Remedies® line of pediatric over-the-counter healthcare products.

Contact: Dean Siegal, Director, Investor Relations & Communications
914-524-6819